Exhibit 5.2

GOODSILL ANDERSON QUINN & STIFEL

A LIMITED LIABILITY LAW PARTNERSHIP LLP

ALII PLACE, SUITE 1800 • 1099 ALAKEA STREET

HONOLULU, HAWAII 96813

MAIL ADDRESS: P.O. BOX 3196

HONOLULU, HAWAII 96801

TELEPHONE (808) 547-5600 • FAX (808) 547-5880

info@goodsill.com • www.goodsill.com

December 24, 2008

Interval Acquisition Corp.

6262 Sunset Drive

South Miami, Florida  33143

Re:	Interval Acquisition Corp./ 9.5% Senior Notes due 2016/
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel to Interval Acquisition Corp., a Delaware corporation (“Interval”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Interval with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of a $300,000,000 aggregate principal amount of 9.5% Senior Note due 2016 (the “Exchange Note”) and Guarantee attached to Exchange Note (the “Exchange Guarantee”) by certain subsidiaries and related entities of Interval (the “Guarantors”).  The Guarantors include, among others, ResortQuest Hawaii, LLC, a Hawaii limited liability company (“ResortQuest”), ResortQuest Real Estate of Hawaii, LLC, a Hawaii limited liability company (“ResortQuest RP”), RQI Holdings, LLC, a Hawaii limited liability company (“RQI”), and REP Holdings, Ltd., a Hawaii corporation (“REP”) (said four subsidiaries are referred to herein collectively as the “Hawaii Subsidiaries” and each separately as a “Hawaii Subsidiary”).  The Exchange Note and the Exchange Guarantee are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the issued and outstanding 9.5% Senior Note due 2016 of Interval dated August 21, 2008 (the “Restricted Note”), together with the Guarantee attached to the Restricted Note (the “Restricted Guarantee”), issued under the Indenture, dated as of August 19, 2008, as supplemented by the First Supplemental Indenture dated as of August 20, 2008 (as supplemented, the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee, as contemplated by that certain

Registration Rights Agreement dated as of August 20, 2008, by and among the Company, the Guarantors and the Noteholders listed on the signature pages thereto.

We have reviewed the following documents (the “Documents”):

1.                                       the Indenture;

2.                                       the Restricted Guarantee;

3.                                       the unexecuted form of Exchange Guarantee;

4.                                       Amended and Restated Operating Agreement of ResortQuest dated September       , 2007 [date left blank on document];

5.                                       Articles of Organization for Limited Liability Company of ResortQuest dated May 27, 2002;

6.                                       Amended and Restated Operating Agreement of ResortQuest RP dated September       , 2007 [date left blank on document];

7.                                       Amended and Restated Articles of Organization of ResortQuest RP dated September 1, 2007;

8.                                       Amended and Restated Operating Agreement of RQI dated November 6, 2007;

9.                                       Articles of Organization for Limited Liability Company of RQI dated May 25, 2007;

10.                                 Articles of Incorporation of REP dated April 30, 1998;

11.                                 By-Laws of REP dated as of May 1, 1998;

12.                                 Unanimous Written Consent of the Managers in Lieu of a Meeting for ResortQuest dated August 15, 2008;

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13.                                Unanimous Written Consent of the Managers in Lieu of a Meeting for ResortQuest RP dated August 15, 2008;

14.                                 Unanimous Written Consent of the Managers in Lieu of a Meeting for RQI dated August 15, 2008;

15.                                Unanimous Written Consent of the Board of Directors in Lieu of a Meeting for REP dated August 15, 2008;

16.                                 Certificate of ResortQuest;

17.                                 Certificate of ResortQuest RP;

18.                                 Certificate of RQI; and

19.                                 Certificate of REP.

We have also examined such other certificates, documents, resolutions, and opinions as we have deemed necessary or appropriate for the purposes of this Opinion Letter.

This Opinion Letter is subject to the qualifications, exceptions, definitions, limitations on coverage and other limitations (including the Bankruptcy and Insolvency Exception and the Equitable Principles Limitation), described in Exhibit A attached hereto and made a part hereof.  The law covered by the opinions expressed herein is limited to the Law of the State of Hawaii.

Based upon and subject to the foregoing, we are of the opinion that:

1.             Each Hawaii Subsidiary is duly authorized to execute, deliver, and take all actions by such Hawaii Subsidiary under the Indenture, the Restricted Guarantee, and the Exchange Guarantee.

2.             The person(s) executing the Restricted Guarantee and the Indenture on behalf of each Hawaii Subsidiary had the full right, power and authority, to execute and deliver the Restricted Guarantee and the Indenture as such Hawaii Subsidiary’s act and deed and to bind such Hawaii Subsidiary thereto.

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3.             The person(s) executing the Exchange Guarantee on behalf of each Hawaii Subsidiary has/have the full right, power and authority, to execute and deliver the Exchange Guarantee as such Hawaii Subsidiary’s act and deed and to bind such Hawaii Subsidiary thereto.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ GOODSILL ANDERSON QUINN & STIFEL
A LIMITED LIABILITY LAW PARTNERSHIP LLP

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EXHIBIT A

DEFINITIONS

Except as otherwise provided in the Opinion Letter, capitalized terms used in the Opinion Letter and the Qualifications below shall be defined as follows:

Actual Knowledge:  the attorneys of this law firm, who have represented the Hawaii Subsidiaries in connection with the Transaction, in the course of their representation of the Hawaii Subsidiaries have obtained no actual knowledge to the contrary, and that we (i) have relied solely on the representations and warranties that are statements of fact of the Hawaii Subsidiaries in the Documents or in certificates of the Hawaii Subsidiaries, and (ii) have made no independent investigation as to such statements.

Law:  all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, of the State of Hawaii.

Opinion Letter:  the opinion letter to which this exhibit is attached.

Public Authority Documents:  certificates issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii or any other governmental official, office or agency concerning a person’s property or status, such as certificates of corporate or partnership good standing, certificates concerning tax status, certificates concerning Uniform Commercial Code filings or certificates concerning title registration or ownership.

State:  the State of Hawaii.

Transaction:  The transaction(s) contemplated under the Registration Statement.

QUALIFICATIONS

Notwithstanding any provision in the Opinion Letter to the contrary, the opinions contained in the Opinion Letter are subject to the following additional qualifications:

Assumptions.  In rendering the opinions contained in the Opinion Letter, we have relied, without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, a legal conclusion expressed in the opinion:

(a)         All natural persons who are involved on behalf of the Hawaii Subsidiaries have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

(b)        Each party to the Transaction (other than the Hawaii Subsidiaries) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against it.

(c)         Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(d)        Each Public Authority Document is accurate, complete, and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(e)         There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(f)         The conduct of the parties to the Transaction has complied with any requirement of good faith, fair dealing and conscionability.

(g)        The Hawaii Subsidiaries will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Documents.

(h)        All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

We have no Actual Knowledge that the foregoing assumptions are false.  We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

Exclusions.  None of the opinions contained in the Opinion Letter include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth above and (ii) based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances.  Without limiting the generality of the foregoing, unless explicitly addressed in the Opinion Letter, the foregoing opinions do not address any of the legal issues, and we specifically express no opinion with respect to, federal securities laws and regulations administered by the Securities and Exchange Commission, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

Bankruptcy and Insolvency Exception.  The opinions set forth in the Opinion Letter are subject to the following qualifications:  The effect of bankruptcy, insolvency,

reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.  Without limiting the generality of the foregoing, this exception includes:

(a)         the Federal Bankruptcy Code;

(b)        all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, assignment for the benefit of creditors or other laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors);

(c)         state fraudulent transfer and conveyance laws; and

(d)        judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

Equitable Principles Limitation.  The opinions set forth in the Opinion Letter are subject to the following qualifications:  The effect of general principles of equity, whether applied by a court of law or equity.